EXHIBIT 99.1

[CRYOLIFE LOGO]

N E W S   R E L E A S E

FOR IMMEDIATE RELEASE

Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	The Ruth Group Nick Laudico / Zack Kubow 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

 CryoLife Closes $20 Million Credit Facility with GE Capital, Healthcare Financial Services

ATLANTA, GA…(October 31, 2011)…CryoLife, Inc. (NYSE: CRY), a leading tissue processing and medical device Company focused on cardiac and vascular surgery, announced it has entered into a credit facility with GE Capital, Healthcare Financial Services for up to $20 million in revolving credit for working capital, acquisitions and other corporate purposes.  The credit agreement expands upon the Company’s borrowing capacity from its previous facility of $15 million and expires in October 2014, at which time the outstanding principal balance will be due.

“We are pleased to continue our relationship with one of the leading global healthcare finance organizations.  Their in-depth knowledge of the healthcare space positions them as the ideal partner as we continue to evaluate strategic business development opportunities to accelerate our growth and create value for our shareholders,” stated Steven G. Anderson, Chairman, President and Chief Executive Officer of CryoLife, Inc.

“We are extremely pleased to maintain our strong relationship with CryoLife,” said Robert McCarrick, Senior Managing Director of Corporate Finance for GE Capital, Healthcare Financial Services.  “Our financing expertise and strong balance sheet enabled us to underwrite this transaction in a tough market and will help CryoLife achieve its short- and long-term financing needs.”

Terms of the credit facility include an interest rate at LIBOR or the lender’s base rate, as defined, plus an applicable margin.  The credit facility is secured by substantially all of the assets of the Company and its subsidiaries.  The credit agreement includes various covenants such as minimum EBITDA, customary conditions on incurring new indebtedness and limitations on cash dividends.  For a discussion of the material terms of the credit agreement see CryoLife’s Form 8-K filed with the Securities and Exchange Commission on October 31, 2011.

1655 Roberts Boulevard    Kennesaw, Georgia  30144
(770) 419-3355 Phone     (770) 426-0031 Fax     e-mail:  info@cryolife.com
http://www.cryolife.com

About CryoLife

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada.  CryoLife's CryoValve® SG pulmonary heart valve, processed using CryoLife's proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves.  CryoLife's CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as Tetralogy of Fallot, Truncus Arteriosus, and Pulmonary Atresia.  CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch.  CryoLife's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair and was recently approved in Japan for use in the repair of aortic dissections.  CryoLife's BioFoam™ Surgical Matrix is CE marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.  CryoLife distributes PerClot®, an absorbable powder hemostat, in the European Community.  CryoLife, through its subsidiary Cardiogenesis Corporation, specializes in the treatment of cardiovascular disease and the sale of devices that treat severe angina.  Its market leading FDA-approved Holmium: YAG laser system and single use fiber-optic delivery systems are used to perform a surgical procedure known as Transmyocardial Revascularization (TMR).

For additional information about CryoLife, visit CryoLife's website, http://www.cryolife.com/.

About GE Capital, Healthcare Financial Services

With over $17 billion invested, GE Capital, Healthcare Financial Services is a premier provider of capital and services to the healthcare industry, with investments in more than 40 sub-sectors including senior housing, hospitals, pharmaceuticals, and medical devices.  GE Capital, Healthcare Services’ team of professionals provides deep industry expertise to create business and financial solutions tailored to meet the individual needs of its customers.  For more information, visit gecapital.com/healthcare

 Statements made in this press release that look forward in time or that express the beliefs, expectations or hopes of CryoLife’s management or GE Capital, Healthcare Financial Services are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include those regarding our continuing evaluation of strategic business opportunities to accelerate our growth and create value for our shareholders, and the belief of GE Capital, Healthcare Financial Services that this transaction will help CryoLife achieve its short- and long-term financing needs.  These future events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties.  These risks and uncertainties include that CryoLife’s continuing evaluation of strategic business opportunities is subject to change based on the changing dynamics of our Company and the economy in general.  Any business development efforts may not ultimately lead to accelerated growth or value creation for our shareholders, as any business development efforts are subject to delays, cost overages and regulatory difficulties, and efforts to fully integrate future acquisitions and new product offerings into our business may not be successful and can potentially disrupt our normal business activities.  Also, this transaction with GE Capital, Healthcare Financial Services may not help CryoLife achieve all of its short- and long-term financing needs and, depending on the changing needs of the Company, CryoLife may need to secure further financing in the future, possibly at terms that are less favorable than those contained in the agreement with GE Capital, Healthcare Financial Services.  Further, the credit agreement is subject to various covenants that CryoLife may be unable to maintain, such as the required EBITDA levels, and CryoLife may be unable to meet other borrowing conditions.  For a discussion of additional risks impacting CryoLife’s business, see the Company’s Form 10-K for the year ended December 31, 2010, and its Form 10-Q filing for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011, and CryoLife's other SEC filings.  The Company does not undertake to update its forward-looking statements.